Exhibit 10.1

IKB Loan Agreement 1

☐ Copy for the Borrower

☐ Copy for the Bank

Loan Contract

Between

Glatfelter Gernsbach GmbH & Co. KG, Hördener Str. 5

76593 Gernsbach

– hereinafter referred to as “the

Borrower” –

And

IKB Deutsche Industriebank AG, Düsseldorf

– hereinafter referred to as “the Bank” –

the following Loan Contract is hereby concluded:

1.	Amount of the loan, refinancing, payout percentage

The Bank hereby concludes a contract with the Borrower for a loan of EUR 42,700,000.--

to be refinanced by the KfW from the KfW Energy-Efficiency Program.

The payout percentage will be 100%. This amount will be made available to the Borrower by the Bank in accordance with the procedure described in Conditions for Payout (Section 8).

2.	Interest, interest calculation method, default interest, charges

(1)	Interest

Interest will be payable on the loan at 2.05% per annum from the date of its payout by the Bank / from the date that the amount is debited by the KfW. This interest is payable quarterly in retrospect on 31.3., 30.6., 30.9. and 30.12. of each year. Should any such due date fall on a weekend or a statutory holiday in Germany, for purposes of calculating the default interest, the business day (Werktag) following the initial due date shall be the date decisive for calculating the default interest.

[1]	Working translation only; the German version governs.

(2)	Interest Calculation Method

Interest is to be calculated by the German method (a month is assumed to consist of 30 days and a year of 360 days).

(3)	Default Interest

The Bank will charge the Borrower interest at the current base rate as per § 247 German Civil Code (BGB) plus 5.00 % per annum on amounts which it does not receive on time.

(4)	KfW Commitment Fees

From April 26, 2013 until the end of the agreed drawdown period the KfW will charge the Borrower commitment commission at 3.00% per annum on the amount of the loan currently not yet taken up. The Bank will either withhold this commitment commission on payout or charge it to the Borrower separately. The commission will not be payable if the Borrower makes it possible for the Bank to call for the refinancing funds two bank working days before April 26, 2013.

3.	Drawdown

The loan must be taken up in full by April 26, 2014 by means of one or more drawdowns. The Borrower must give the Bank two bank working days’ prior notice of each drawdown by issuing a written request for a payout.

If any portion of the loan is not taken up by the contractually agreed date, in whole or in part, any entitlement to the payout of the portion concerned will lapse, reducing the amount of the loan accordingly.

4.	Term, Capital Repayment

The loan is repayable in 32 installments of EURO 1,334,375.00 quarterly on 31.3., 30.6., 30.9. and 30.12. of each year. Should any such due date fall on a weekend or a statutory holiday in Germany, for purposes of calculating the default interest, the business day (Werktag) following the initial due date shall be the date decisive for calculating the default interest.

First installment: June 30, 2015

Last installment: March 31, 2023

Interest is payable separately on the respective due date.

Portions of the loan already repaid cannot be drawn down again.

5.	Use of the Loan

The loan is to be used in accordance with the following investment and finance plan:

Investment location:	Hördener Str. 5, 76593 Gernsbach (Rastatt)
Investment Plan:
Utility/Generating
Station	EUR 6,800,000.00
Other investments	EUR 35,900,000.00

Total	EUR 42,700,000.00
Finance Plan:
Loan(s) applied for:	EUR 42,700,000.00

6.	Rules relevant to subsidies, further requirements / subsidy provider information

This loan does not contain subsidies.

This program of KfW is managed under directive EG no. 800/2008 EC Commission (General Block Exemption Regulation), published in the official gazette of EU no. L 214/3 as of August 9, 2008.

The requirements for subsidies of this program as well as the other general conditions governing this program of the General Block Exemption Regulation are summarized in a separate spreadsheet. Details with respect to the subsidy requirements are set forth in the general subsidy guidelines of the KfW. Both guidelines can be retrieved under http://www.kfw.de.

7.	Guarantee

The loan shall be secured by providing the following collateral:

•	Guarantee from the parent company, P.H. Glatfelter Company (PA), in favor of the Bank (pursuant to a draft to be provided) up to a maximum amount of EURO 42,700,000.00 in favor of the Bank.

Any reasonable costs arising out of or in connection with the drafting of the guarantee and the legal opinion with respect to the above-mentioned guarantee, as well as any and all other costs incurred by the Bank in connection with the guarantee, as invoiced by the attorney, shall be assumed by the Borrower. In case the Bank advances such costs, the Borrower shall be obligated to reimburse the Bank upon first demand.

The Borrower shall provide the Bank within three months following the pay-out of the loan amount with the following documentation:

•	the guarantee pursuant to the draft as to be drafted by the Borrower’s counsel and as agreed with the Bank’s counsel;

•

The legal opinions, including capacity opinion, addressed to the Bank, which has been drafted by the Borrower’s counsel and which draft has been reviewed and agreed by the Bank’s counsel, and which confirms, to the satisfaction of the Bank, the validity of the New York law governed guaranty and the enforceability in Pennsylvania.

The Bank shall not require the provision of any further collateral. The guarantee shall expire upon repayment of the amounts due by the Borrower under this loan contract; the Bank shall be obligated to return the original guarantee document to the guarantor immediately following any such repayment.

8.	Preconditions for payout

The Bank will take up the loan from the refinancing institution and on receipt make the funds available to the Borrower

•	by paying it into a bank account to be nominated by the latter as soon as the loan contract has been concluded and as soon as the Bank has been supplied with the following:

a drawdown declaration as per the attached draft;

at the request of the Bank, with each request for a payout, the following information on the Borrower shall be provided:

•	business analysis as of a date not older than 8 weeks.

Unless otherwise agreed, statements submitted to the Bank must bear a legally binding signature.

A further precondition is that at the time of the payout concerned no grounds for cancellation may apply.

The Bank is entitled in an individual case to permit drawdown even before all of the preconditions for payout have been satisfied. If a payout takes place in an individual case before security as provided for herein has been provided, this will not release the Borrower of its obligation to provide the security concerned. This will apply accordingly if any of the other preconditions have not been satisfied at the time of payout.

9.	Covenants

(1)	Financial Covenants

During the term of the loan contract, the Borrower shall provide the Bank with evidence that the following covenants (the interest coverage covenant under (a) and the Maximum Leverage Ratio under (b)), in each case referring to the Glatfelter group, have been complied with. The financial covenants will be determined pursuant to the Master Credit Facility (as hereinafter defined) and its provisions. The evidence of compliance shall, pursuant to the terms of the Master Credit Facility, be given by providing a Compliance Certificate (as defined in the Master Credit Facility).

(a)	Interest Coverage Covenant

The ratio (the “Interest Coverage Ratio”) of Consolidated EBITDA (as defined in the Master Credit Facility) to consolidated interest expense (excluding Timberland Installment Sale Interest Expense (as defined in the Master Credit Facility)) of the Glatfelter group, measured as of the end of each fiscal quarter, shall for the four (4) fiscal quarters then ended, not be less than 3.50 to 1.0;

Whereby

Master Credit Facility is the USD 350,000,000.00 Revolving Credit Facility by and among, inter alia, P.H. Glatfelter Company and certain of its subsidiaries as borrowers, and PNC Bank, National Association as Administrative Agent, dated as of November 21, 2011, as amended from time to time between the parties thereto; this explicitly includes any amendment, extension, supplement, renewal, total or partial novation, transfer to or redemption by third party lenders as well as any direct or indirect extensions of the loan commitment hereunder, and any new or continued, similarly structured revolving facility.

The Borrower shall inform the Bank about changes to the Master Credit Facility in due course.

Should the Master Credit Facility pursuant to the above definition no longer exist, the respective last version of the Master Credit Facility shall be decisive for purposes of the financial covenants and their interpretation under this loan contract.

(b)	Maximum Leverage Ratio

P.H. Glatfelter Company (PA) shall not permit the Leverage Ratio (as defined in the Master Credit Facilty), measured as of the end of each fiscal quarter, to exceed 3.50 to 1.00.

(c)	Breach of Financial Covenants

In case of a violation of the financial covenants set forth under (a) or (b), the parties will, in good faith, try for a period of not less than 30 calendar days, to reach an mutual agreement, which will not lead to a termination of this loan contract. Should such agreement not be reached, the Bank shall be entitled, following the expiration of such cure period, to exercise its rights pursuant to Section 11 of this loan contract.

Such agreement pursuant to the preceding paragraph shall include an amendment or supplement or other agreement with respect to the Master Credit Facility pursuant to which any violation of the financial covenants has been cured pursuant to the Master Credit Facility (e.g., through a waiver). The Bank shall have no termination right in such case, respectively a termination right of the Bank shall lapse in such case.

(2)	Precondition for the Loan to be Granted

The Bank’s willingness to grant this loan and its permission for all and any drawdown is conditional on compliance with the following conditions throughout the term of the loan:

•

The Borrower may not enter, with respect to immovable fixed assets and machines (technical equipment), into any collateral agreements or provide any collateral to any third party (other than affiliates of the Borrower), or has agreed or will agree to the provision of any collateral, in excess of such collateral relating to immovable fixed assets and machines (technical equipment) already in existence at the time of this loan agreement (i.e., no land charges or mortgages relating to land and building and no in rem collateral relating to machines, owned by the Borrower at the site in Gernsbach). This includes a prohibition to provide further collateral relating to immovable fixed assets and machines (technical equipment ) (as described above) under existing agreements or reevaluate any such already existing in rem collateral. The Borrower’s obligation hereunder solely relates to collateral relating immovable fixed assets and machines (technical equipment), and explicitly does not include any other assets of Borrower (in particular, accounts receivable).

This shall not apply to: commercial collateral in connection with supplier credits by way of retention of title or subsequent assignments or transfer of account receivables; the encumbrance of real estate with a mortgage or a land charge which has already been encumbered with a mortgage or a land charge in favor of the Bank; collateral for taxes and other charges; landlord liens; capital leasing and operating leases; as well as security interests or pledges created pursuant to general terms and condition of banks.

10.	Disclosure of business/financial circumstances and reporting

(1)	Evidence of Use

Immediately on the completion of investments the Borrower must prove to the Bank using the attached application of funds record form that it has utilized the loan for the purpose stipulated in Section 5.

(2)	Loan Documents

The Borrower must supply the Bank with any documents required pursuant to § 18 German Banking Act (KWG) or to any other regulatory rules.

For this purpose it must in particular supply the Bank with the following documents on production/on receipt, but at the latest before the submission deadline:

From Glatfelter Gernsbach GmbH & Co. KG, Gernsbach:

•	Annual financial statements and auditors’ report – annually, 9 months after the financial year concerned; for the first time as of December 31, 2012;

•	Interim figures, profit and loss statement at least (self-produced) – quarterly, 90 days after the end of the period under review, for the first time as per March 31, 2013.

Documentation must be submitted bearing a legally binding signature / in a form which complies with commercial law requirements.

From P.H. Glatfelter Company (Group, consolidated), York, Pennsylvania

•	Annual accounts; annually, 180 days following the respective end of the fiscal year, for the first time as per December 31, 2012;

•	Quarterly reports (on the group level) within 60 days following the end of a calendar quarter; for the first time as per March 31, 2013.

11.	Termination without Notice for Good Cause

Termination of the loan contract without notice will be only possible for cause, if one of the following reasons applies which renders it unreasonable to expect the Bank to continue with it, even taking into account the Borrower’s legitimate interests. Good cause under this loan contract shall only be:

a)	the Borrower is in default with regard to a payment obligation due under the contract and it is, taking into account all of the circumstances of the individual case and balancing the parties’ respective interests, unreasonable to expect the Bank to continue with it, or

b)	there is a substantial deterioration or threatened deterioration in the Borrower’s financial situation or an actual or threatened decline in the value of a security, jeopardizing the repayment of the loan even if the collateral provided for it are disposed of, or

c)	the Borrower becomes insolvent. This will be held to apply if an application is made for the commencement of insolvency proceedings with respect to the Borrower’s assets and

•	either the Borrower made the application itself, or

•	the Borrower is either insolvent or over-indebted pursuant to §§ 17 and 19 German Insolvency Ordinance, or

•	the court has ordered security measures pursuant to § 21 German Insolvency Ordinance, or

d)	the Borrower fails to fulfill its obligations under section 9, Covenants, or

e)	the loan has been obtained without justification, or has not been used according to its purposes, or the Borrower has, despite having received a notice period from the Bank, not allowed an inspection of the corresponding use of funds; or

f)	the conditions for granting the loan have subsequently been changed or no longer exist (e.g. sale of the co-financed business or parts thereof; change of control at the guarantor), or

g)	the Borrower has provided incorrect information about its financial situation; or

h)	the Borrower violates an obligations under this loan contract; or

i)	the scope of the total expenditures as estimated in the investment plan and the amount of costs that can be subsidized are reduced or the part if the public subsidies increases.

If the good cause in question consists of a breach of a contractual obligation, termination will only be permissible after a deadline set for rectification has expired or a formal warning issued without result, unless the particular circumstances of the individual case (§ 323 Para. 2 nos. 1 and 3 and Para. 3 German Civil Code (BGB)) render this unnecessary.

The above is without prejudice to any German Civil Code provisions designed to protect consumers or to any other contractual arrangements.

12.	Transfer of the Loan Risk to a Third Party, Disclosure of Information

(1)	Provision of Information

Basis and substantial part of this financing is that the Bank, for the purpose of refinancing the subsidized program loan and/or protecting against the risk associated with the granting of the loan by means of an agreement under the law of obligations, for example by a guarantee or a sub-participation, is entitled to disclose the necessary information to a third party or to anyone who for financial, technical or legal reasons has to be involved in the execution of such transactions, e.g. lawyers, rating agencies, auditors.

A third party for the purpose of the above paragraph may only be a member of the European central banking system, a public law subsidy institution, the KfW, the European Investment Bank or a credit institution.

Before passing on information, the Bank must place the recipient of the information under an obligation to keep it confidential unless such an obligation is already imposed by statutory or professional rules or by professional custom.

If the party who acquires the loan claim and/or risk associated with the loan refinances it through the capital markets, that party is entitled to disclose to potential investors the name of the Borrower, the amount of the loan, information about the security provided and similar information required for an assessment of the financial risk.

The Borrower hereby consents to the disclosure of information permitted in the above paragraphs and relieves the Bank of its banking confidentiality obligations to this extent.

(2)	Transfer of the Loan Claim

Any assignment or pledge of the loan claim to a third party is subject to the Borrower’s consent, unless (i) the Bank has terminated this loan contract; or (ii) the assignment or pledge of the loan claim is to refinance a subsidized program loan by a public law development finance bank (including the KfW and the EIB or a public law subsidy).

The Borrower hereby consents to the disclosure of information permitted in the above paragraphs and relieves the Bank of its banking confidentiality obligations to this extent.

(3)	Material non public information

The consent to disclose information and the relief from the bank secrecy obligations does not apply to material non-public information pursuant to the applicable US securities laws and regulations.

13.	Severance Clause

Should any of the provisions of this loan contract be invalid or unviable, either in whole or in part, this shall not affect the validity of the contract’s other terms.

14.	Statement pursuant to German Money-Laundering Act

The Borrower hereby confirms that in taking out this loan it is acting for its own account.

The Borrower shall be obligated to inform the Bank about any changes to the beneficial owner immediately without undue delay.

15.	Statute of Limitation

With the exception of claims for damages, claims by the Bank arising out of this loan contract will only expire by limitation after 5 years. This period will begin to run at the end of the year in which the claim concerned becomes due.

16.	Choice of Law, Legal Venue

This loan contract is subject to German law.

The Bank is entitled to take legal action against the Borrower at the court with jurisdiction over the place where the Bank is registered for business (Düsseldorf) or at another court with jurisdiction. The Borrower is only entitled to take legal action against the Bank before a court with jurisdiction over the place where the Bank is registered.

17.	Acceptance of the contract

Acceptance of the contract may be confirmed by sending to the Bank by April 22, 2013 the latter’s copy of this contract bearing the legally binding signatures of all of the contracting parties. After the expiry of this deadline, the Bank will no longer be bound by its loan offer.

18.	Incorporation of standard terms and conditions

The attached General Terms for Capital Investment Loans – Contractual arrangements between principal banker and ultimate borrower – and the attached Bank’s Standard Terms and Conditions, subject to the following provisions, also apply,:

Terms and Conditions Bank and the End customer:

•	The Borrower objects to the granting of bank information reports pursuant to Section 2(2).

•	Section 13 shall not apply to the loan contract between the parties; the loan under this loan agreement is explicitly granted with the security and collateral as agreed in this loan agreement only.

•	Section 19 shall not apply; the termination rights as provided for in this agreement shall be exclusive, save for statutory termination rights which cannot be excluded by mutual agreement.

19.	Miscellaneous

(1)	Direct Debit

Pursuant to the direct debit authorization granted by the Borrower, the Bank will debit the payments due from the Borrower on the relevant due dates from its account set forth below:.

Bank: Deutsche Bank AG

Baden Baden, Germany

BLZ/Bank Code 662 700 01

SWIFT # (Intl transfers) DEUTDESM662

Kto#/Acct # 3929858

IBAN DE39 6627 0001 0392 9858 00

Glatfelter Gernsbach GmbH and Co. KG

(2)	Turnover Tax

Contributions relating to the granting of the loan are exempted from tax pursuant to § 4 S. 8 German Turnover Tax Act (UStG).

(3)	Language

The German version of this loan contract shall be decisive irrespective of any potential translation hereof into the English language, which may become necessary for practical purposes.

(4)	Miscellaneous

The version of the loan contract sent to the Borrower as of March 25, 2013 shall become null and avoid with this version.

(Signature page follows)

Düsseldorf, March 26, 2013

IKB Deutsche Industriebank AG

/s/ Karl Michael Delhey

/s/ Anja Brobecker

Gernsbach, April 11, 2013

Glatfelter Gernsbach GmbH & Co. KG

/s/ John P. Jacunski

Represented by Glatfelter Verwaltungsgesellschaft mbH,

in turn represented by John P. Jacunski, managing director

IKB

Deutsche Industriebank

General Terms and Conditions of Business2

Basic rules for the customer/bank relationship

1.	Scope of and modifications to these General Terms and Conditions of Business and the special terms for individual business relations

(1)	Scope

The General Terms and Conditions of Business apply to the whole business relationship between the customer and German branches of the Bank (hereinafter referred to as the Bank). In addition, special terms and conditions containing differences from or amendments to these General Terms and Conditions of Business apply to individual business relations (for example to security, payment or savings transactions); they are agreed with the customer when an account is opened or an order is issued. If the customer maintains business relationships with branches outside Germany, the Bank’s lien (Section 14 of these General Terms and Conditions of Business) shall also secure the claims of these foreign branches.

(2)	Modifications

Modifications to these General Terms and Conditions of Business and the special terms and conditions shall be offered to the customer in text form at the latest two months before the proposed date on which they are to take effect. If the customer has agreed communication by electronic means (for example online banking) with the Bank as part of the business relationship, the modifications can also be offered by that means. The customer shall be regarded as having consented to the modifications unless the customer states his/her/its refusal of them by the proposed time they are due to take effect. The Bank shall expressly draw the customer’s attention to this consequence in its offer. If the customer is offered modifications to conditions governing payment services (for example, conditions for remittances), the customer is entitled to terminate the payment services master agreement affected by the amendment before the proposed effective date of the modification without notice and at no cost. The Bank shall expressly draw the customer’s attention to this right of termination in its offer.

2.	Banking secrecy and banking information

(1)	Banking secrecy

The Bank is obliged to maintain secrecy on any and all customer-related facts and assessments of which it gains knowledge (banking secrecy). The Bank may disclose information on the customer only if this is required by law or the customer has consented thereto or the Bank is authorised to provide banking information.

(2)	Banking information

Banking information denotes general statements and comments concerning the financial situation of customers, their creditworthiness and solvency. Information as to the amounts of balances held in accounts, savings deposits, securities held in safekeeping or other assets entrusted to the Bank or any credit utilised shall not be disclosed.

(3)	Requirements for disclosure of banking information

The Bank shall be authorised to provide banking information on legal entities and merchants recorded in the Commercial Register provided that the inquiry relates to their business activities. However, the Bank shall not be authorised to provide any information if it has received instruction to the contrary from the customer. The Bank shall provide banking information on other persons, in particular on private customers and associations, only if they have expressly agreed thereto in general or in the particular

[2]	Working translation only; the German version governs.

case. Banking information shall be provided only if the party requesting it substantiates a credible legitimate interest in obtaining the information requested and there is no reason to assume that the provision of information is contrary to interests of the customer which merit protection.

(4)	Recipient of banking information

The Bank shall provide banking information only to its own customers and other credit institutions for their purposes or those of their customers.

3.	Liability of the Bank; contributory negligence of the customer

(1)	Principles of liability

The Bank shall be liable in relation to fulfilment of its obligations for any fault on the part of its employees and persons used by it in order fulfil its obligations. Insofar as the special terms and conditions for individual business relations or other agreements provide otherwise, they shall take precedence. In the event that the customer has contributed to the occurrence of damage through his/her/its own wrongful conduct (for example, by infringing the duties of cooperation specified in Section 11 of these Terms and Conditions of Business), the extent to which the Bank and the customer have to bear the loss shall be determined in accordance with the principles of contributory negligence.

(2)	Forwarded orders

Where, by virtue of its content, an order is executed typically in such a form that the Bank entrusts its further execution to a third party, the Bank fulfils the order by forwarding it in its own name to the third party (forwarded order). This relates, for example, to obtaining banking information from other credit institutions or the custody and management of securities abroad. In such cases, the Bank’s liability shall be limited to the careful selection and instruction of the third party.

(3)	Disruption to business

The Bank shall not be liable for damage incurred due to force majeure, insurrection, war and natural events or other events for which it cannot be held responsible (for example strikes, lockouts, disruption to transport, or acts decreed by public authorities in Germany or abroad).

4.	Limits to the customer’s right to offset claims

The customer may offset claims against claims of the Bank only if his/her/its claims are uncontested or have been ruled on finally and conclusively by a court of law.

5.	Right of disposal after the customer’s death

After the customer’s death, the Bank may require submission of a certificate of inheritance, a certificate of executorship or further documents necessary to clarify the right of disposal over the deceased’s estate; at the Bank’s request, documents in foreign languages must be translated into German before being submitted to the Bank. The Bank may forgo submission of a certificate of inheritance or a certificate of executorship where it is presented with an original or a certified copy of the last will and testament (will, deed of inheritance) alongside a record of its opening protocol. The Bank may consider any person designated therein as heir or executor as the beneficiary, allow this person to dispose of any assets and, in particular, make payment or delivery to this person, thereby discharging its obligations. This shall not apply if the Bank is aware that the person designated therein is not entitled to dispose of the assets (for example, due to a challenge to or invalidity of the will) or if this has not come to the knowledge of the Bank owing to negligence.

6.	Applicable law and place of jurisdiction for commercial and public-law customers

(1)	Applicability of German law

German law shall apply to the business relationship between the customer and the Bank.

(2)	Place of jurisdiction for customers in Germany

If the customer is a merchant and the business relationship in dispute is attributable to the conduct of the customer’s commercial enterprise, the Bank may sue the customer before the court of law which has jurisdiction over the place at which the account is held or at another court of law with jurisdiction; the same applies to a legal entity under public law and to special funds under public law. The Bank itself may be sued by said customer only in the court having jurisdiction over the place where the account is held.

(3)	Place of jurisdiction for customers abroad

The arrangement on the place of jurisdiction shall also apply to customers who conduct a comparable trade or business abroad and to foreign institutions which are comparable with German legal entities under public law or a domestic special fund under public law.

Account management

7.	Balance statements for current accounts

(1)	Issue of balance statements

Unless otherwise agreed, the Bank shall issue a balance statement for current accounts at the end of each calendar quarter; in this, the claims accrued by both parties since the last balancing of accounts (including interest and charges imposed by the Bank) shall be offset against each other. The Bank may charge interest on the balance arising therefrom in accordance with Section 12 of these Terms and Conditions of Business or any other arrangement concluded with the customer.

(2)	Deadline for objections; approval by tacit acquiescence

Any objections a customer may have concerning the inaccuracy or incompleteness of a balance statement must be raised not later than within six weeks following its receipt; if the objections are made in text form, it is sufficient to send these within the six-week period. Failure to make objections in due time will be deemed to constitute approval of the statement. When issuing the balance statement, the Bank will expressly draw the customer’s attention to this consequence. The customer may demand a correction of the balance statement even after expiry of this period, but must then prove that his/her/its account was either wrongly debited or mistakenly not credited.

8.	Reversal entries and adjusting entries made by the Bank

(1)	Prior to issue of a balance statement

Incorrect credit entries on current accounts (for example, owing to a wrong account number) may be reversed by the Bank through a debit entry prior to the issue of the next balance statement to the extent that the Bank has a repayment claim against the customer (reversal entry); in this case, the customer may not object to the debit entry on the grounds that he/she/it has already disposed of the amount credited.

(2)	After issue of a balance statement

If the Bank notices an incorrect credit entry only after a balance statement has been issued and if the Bank has a repayment claim against the customer, it will debit the account of the customer with the amount of its claim (adjusting entry). If the customer objects to the adjusting entry, the Bank will re-credit the account with the amount in dispute and assert its repayment claim separately.

(3)	Notification of the customer; calculation of interest

The Bank will immediately notify the customer of any reversal entries and adjusting entries made. As regards calculation of interest, the Bank shall make the entries retroactively effective the date on which the incorrect entry was made.

9.	Collection orders

(1)	Conditional credit entries effected upon presentation of documents

If the Bank credits the countervalue of cheques and direct debits before they are honoured, this shall be done on condition of payment, even if those items are payable at the Bank itself. If the customer submits other papers, instructing the Bank to collect an amount due from a debtor (for example, interest coupons), and if the Bank effects a credit entry for such amount, this is done subject to the Bank obtaining the amount. This proviso shall also apply if the cheques, direct debits or other papers are payable at the Bank itself. If cheques or direct debits are not honoured or if the Bank does not obtain the amount under the collection order, the Bank shall cancel the conditional credit entry. This shall be done regardless of whether or not a balance statement has been issued in the meantime.

(2)	Honouring direct debits and cheques issued by the customer

Direct debits, collections and cheques shall be honoured if the debit entry has not been cancelled at the latest on the second bank working day3 after it was made. The payment rules in the special terms and conditions agreed for this purpose apply to direct debits using other collection procedures. Cheques payable in cash are deemed to have been honoured once their amount has been paid to the presenting party. Cheques are also deemed to have been honoured as soon as the Bank sends a payment notice. Cheques presented through the Bundesbank’s clearing house are deemed to have been honoured if they are not returned by the time stipulated by the Bundesbank.

10.	Foreign currency transactions and risks relating to foreign currency accounts

(1)	Execution of orders relating to foreign currency accounts

Foreign currency accounts of the customer serve to effect the cashless settlement of payments to and disposals by the customer in foreign currency. Disposals of credit balances on foreign currency accounts (for example, by means of remittances to the debit of the foreign currency credit balance) are settled through banks in the home country of the currency unless the Bank executes them entirely in-house.

(2)	Credit entries for foreign currency transactions with the customer

If the Bank concludes a transaction with the customer (for example, a forward exchange transaction) under which it owes the provision of an amount in a foreign currency, it will discharge its foreign currency obligation by crediting the account of the customer in the respective currency, unless otherwise agreed.

(3)	Temporary restriction in performance by the Bank

The Bank’s duty to execute a disposal order to the debit of a foreign currency credit balance (Subsection 1) or to discharge a foreign currency obligation (Subsection 2) shall be suspended to the extent that and for as long as the Bank cannot or can only restrictedly dispose of the currency in which the foreign currency credit balance or the obligation is denominated, on account of political measures or events in the country of the currency in question. To the extent that and for as long as such measures or events persist, the Bank is not obliged either to fulfil its duty at some other place outside the country of the respective currency, in some other currency (including the euro) or by procuring cash. However, the Bank’s duty to execute a disposal order to the debit of a foreign currency credit balance shall not be suspended if the Bank can execute it entirely in-house. The right of the customer and of the Bank to set off mutual claims due in the same currency against each other shall not be affected by the above provisions.

(4)	Exchange rate

The exchange rate for foreign currency transactions shall be determined on the basis of the “List of Prices and Services”. The payment services master agreement shall also apply to payment services.

Customer’s duties to cooperate

11.	Customer’s duties to cooperate

(1)	Notification of changes

Proper settlement of business transactions requires that the customer notify the Bank without delay of any changes in his/her/its name and address, as well as the termination of, or amendment to, any

[3]	Bank working days are all days except: Saturdays and 24 and 31 December.

power of representation towards the Bank conferred upon any person (in particular a power of attorney). This duty to give notification shall also exist where the power of representation is recorded in a public register (for example, in the Commercial Register) and any termination thereof or any amendments thereto are entered in that register. In particular, more extensive statutory notification obligations may apply, in particular pursuant to the German Money Laundering Act (Geldwäschegesetz).

(2)	Clarity of orders

Orders must unambiguously disclose their contents. Orders that are not clearly worded may lead to queries, which may result in delays. Above all, in the case of orders, the customer must ensure the accuracy and completeness of the details, in particular the account number and the bank sort code or IBAN4 and BIC5, as well as the currency. Amendments, confirmations or repetitions of orders must be designated as such.

(3)	Special reference to urgency in connection with the execution of an order

If the customer considers that an order requires particularly prompt execution, the customer shall notify the Bank thereof separately. For orders given on a printed form, this must be done separately from the form.

(4)	Examination of and objections to communications received from the Bank

The customer must immediately examine statements of account, security transaction statements, statements of securities and of investment income, other statements, notices of execution of orders, as well as information on expected payments and consignments (advices) as to their accuracy and completeness and immediately raise any objections relating thereto.

(5)	Notification of the Bank in case of non-receipt of communications

The customer must notify the Bank immediately if periodic balance statements and statements of securities are not received. The duty to notify the Bank also exists if other communications expected by the customer (security transaction statements, statements of account after execution of customer orders or payments expected by the customer) are not received.

Cost of banking services

12.	Interest, charges and disbursements

(1)	Interest and charges in retail banking business

The level of interest and charges payable in respect of loans and services customary in retail banking may be ascertained from the “List of Fees – Standard rates for retail banking” and also in the “List of Prices and Services”. If a customer makes use of a loan or service listed therein, then unless otherwise agreed the interest rates and charges stated in the List of Fees or the List of Prices and Services at the time shall apply. As regards remuneration for any services not stated therein which are provided following the instructions of the customer, or which are believed to be in the interests of the customer and which can, in the given circumstances, only be expected to be provided for remuneration, the relevant statutory provisions shall apply, unless otherwise agreed.

(2)	Interest and charges outside retail banking business

The amount of interest and charges outside retail banking business shall, in the absence of any other agreement and statutory provisions to the contrary, be determined by the Bank at its reasonable discretion (Section 315 of the German Civil Code (BGB)).

[4]	International Bank Account Number
[5]	Bank Identifier Code

(3)	Services for which no fee is payable

The Bank shall not charge any fee for services which it is required to provide by law or pursuant to an ancillary contractual obligation, or for services which it renders in its own interests, unless the charging of such a fee is legally permissible and it is levied in accordance with the statutory regulations.

(4)	Changes in interest rates; the customer’s right of termination if they are increased

Interest rates on loans with a variable interest rate shall be changed in compliance with the respective loan agreement with the customer. The Bank shall inform the customer of changes in the interest rate. In the event of an increase in the interest rate, the customer may, unless otherwise agreed, give notice within six weeks from the announcement of the change, terminating with immediate effect the loan agreement affected by the increase. If the customer terminates the loan agreement, the increased interest rate shall not be applied to it. The Bank will allow an adequate period of time for winding up the relationship.

(5)	Changes in charges for services typically used on a long-term basis

Changes in the charges for services which are typically used on a long-term basis by the customer in the context of the business relationship (for example, management of ordinary accounts and securities accounts) shall be submitted to the customer in text form not less than two months before the date on which it is proposed that they should take effect. If the customer has agreed communication by electronic means (for example online banking) with the Bank as part of the business relationship, the modifications can also be offered by that means. The customer shall be regarded as having consented to the modification unless the customer states his/her/its refusal of it by the proposed time it is due to take effect. The Bank shall expressly draw the customer’s attention to this consequence in its offer. If the customer is offered modifications to the agreement in question, the customer is also entitled to terminate said agreement affected by the modification before the proposed effective date of the modification without notice and at no cost. The Bank shall expressly draw the customer’s attention to this right of termination in its offer. If the customer terminates the agreement, the altered charge shall not be used as the basis for the terminated business relationship.

(6)	Disbursements

The Bank shall be authorised to charge the customer for disbursements which are incurred when the Bank carries out the customer’s instructions or acts in the presumed interests of the customer (in particular, long-distance telephone calls, postage costs) or when collateral is furnished, administered, released or realised (in particular, notarial fees, storage charges, cost of custodianship of items serving as collateral).

(7)	Special arrangements for consumer loan agreements and payment services agreements with consumers for payments within the European Economic Area (EEA) in an EEA currency

In the case of consumer loan agreements and payment services agreements with consumers for payments within the European Economic Area6 (EEA) in an EEA currency7, the interest rates and costs (charges and disbursements) shall comply with the respective contractual agreements and special terms and conditions, and additionally with the statutory regulations.

Security for the Bank’s claims against the customer

13.	Providing or increasing security

(1)	Right of the Bank to request or increase security

The Bank can request the provision of security for any claims that may arise from the banking relationship, even if such claims are conditional (for example, claim for reimbursement of expenses in relation to enforcing of a guarantee assumed for the customer). However, if the customer has assumed

[6]	The European Economic Area currently includes: Belgium, Bulgaria, Denmark, Germany, Estonia, Finland, France, Greece, Ireland, Iceland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, the Netherland, Norway, Austria, Poland, Portugal, Romania, Sweden, Slovakia, Slovenia, Spain, the Czech Republic, Hungary, the United Kingdom of Great Britain and Northern Ireland, and Cyprus.
[7]	The EEA currencies currently include: The euro, pound sterling, Bulgarian lev, Danish krone, Icelandic krona, Latvian lats, Lithuanian litas, Norwegian krone, Polish zloty, Romanian leu, Swedish krona, Swiss franc, Czech koruna and Hungarian forint liability towards the Bank for liabilities of another of the Bank’s customers (for example, as guarantor), the Bank is not entitled to demand that the security for the debt arising from such assumption of liability be provided or increased until it becomes due.

(2)	Change in risk

If the Bank, upon claims arising against the customer, has initially dispensed wholly or partly with demanding that security be provided or increased, it may nonetheless make such a demand at a later time, provided, however, that circumstances occur or become known which justify a higher risk assessment of the claims against the customer. This may, in particular, be the case where

– the economic status of the customer has changed or threatens to change for the worse or

– the value of the existing security has deteriorated or threatens to deteriorate.

The Bank has no right to demand security if it has been expressly agreed that the customer either does not have to provide any security or must only provide that security which has been specified. For consumer loan agreements, the Bank is entitled to demand that security be provided or increased only if such security is specified in the loan agreement; if, however, the net loan amount exceeds 75,000 Euros, the Bank may demand that security be provided or increased even if the loan agreement does not contain any or any exhaustive details on security.

(3)	Setting of a time limit for providing or increasing security

The Bank shall set an appropriate time limit for providing or increasing security. If the Bank intends to make use of its right of termination without notice in accordance with Section 19 Subsection 3 of these Terms and Conditions of Business because the customer fails to comply with the obligation to provide or increase security within the time limit, it will draw the customer’s attention to this consequence before doing so.

14.	Agreement of a lien in favour of the Bank

(1)	Agreement on the lien

The customer and the Bank agree that the Bank acquires a lien on the customer’s securities and items which have come or will come into the possession of a German branch in the course of banking business. The Bank shall also acquire a lien on any claims which the customer has or may in future have against the Bank arising from the banking relationship (for example, credit balances).

(2)	Secured claims

The lien serves to secure all existing, future and contingent claims arising from the banking relationship which the Bank and all its German and foreign branches are entitled to against the customer. However, if the customer has assumed liability towards the Bank for liabilities of another of the Bank’s customers (for example, as guarantor), the lien shall not secure the debt arising from such assumption of liability until it becomes due.

(3)	Exemptions from the lien

If the Bank receives monies or other assets on the condition that they may only be used for a particular purpose (for example, cash deposit for payment of a bill of exchange), then the Bank’s lien shall not extend to such monies or assets. The same shall apply to shares issued by the Bank itself (treasury shares) and to securities which the Bank holds in custody abroad on behalf of the customer. The lien shall also not extend to participation rights/participation certificates issued by the Bank itself and the securitised and non-securitised subordinated liabilities of the Bank.

(4)	Interest and dividend coupons

If securities are subject to the Bank’s lien, the customer is not entitled to demand delivery of the interest and dividend coupons pertaining to such securities.

15.	Security rights in relation to items for collection and discounted bills of exchange

(1)	Transfer of ownership by way of security

The Bank acquires ownership by way of security of any cheques and bills of exchange deposited for collection at the time such items are deposited. The Bank acquires absolute ownership of discounted bills of exchange at the time of the purchase of such a bill of exchange; if it debits discounted bills of exchange back to the account, it retains ownership of them by way of security.

(2)	Assignment of claims

When the Bank acquires ownership of cheques and bills of exchange, the underlying claims are also assigned to the Bank; the claims also pass to the Bank if other items are deposited for collection (for example, direct debits, documents of commercial trading).

(3)	Items for collection tied to a specific purpose

If items for collection are deposited with the Bank subject to the proviso that their countervalue may be used only for a specific purpose, the transfer of ownership by way of security and assignment of claims do not apply to these documents.

(4)	Secured claims of the Bank

Ownership by way of security and the assignment of claims serve to secure all claims the Bank acquires from the customer’s current accounts against the customer at the time of presentation of items for collection or which arise as a result of the re-debiting of unpaid items for collection or discounted bills of exchange. Upon request of the customer, the Bank shall retransfer to the customer the ownership by way of security of such items and of the claims that have passed to it if it does not, at the time of such request, have any claims against the customer that need to be secured or if it does not permit the customer to dispose of the countervalue of such items before they are definitively paid.

16.	Limitation of the claim to security and obligation to release security

(1)	Cover limit

The Bank may assert its claim that security be provided or increased until the realisable value of all security corresponds to the total amount of all claims arising from the banking relationship (cover limit).

(2)	Release of security

If the realisable value of all security exceeds the cover limit on a more than temporary basis, the Bank shall, at the customer’s request, release such security items as it may choose in the amount exceeding the cover limit; when selecting the security items to be released, the Bank will take into account the legitimate concerns of the customer or of any third party that has provided security for the customer’s liabilities. In this context, the Bank shall also be obliged to execute orders of the customer relating to the items subject to the lien (for example, sale of securities, paying out of deposits in savings accounts).

(3)	Special agreements

If assessment criteria other than the realisable value, another cover limit or another limit for the release of security have been agreed for a specific security item, said other criteria or limits shall apply.

17.	Realisation of security

(1)	The Bank’s right of choice

When realising security, the Bank may choose between several security items. When realising security and selecting the items to be realised, the Bank will take into account the legitimate concerns of the customer and any third party who may have provided security for the liabilities of the customer.

(2)	Credited proceeds under value-added tax law

If the realisation process is subject to value-added tax, the Bank shall issue a credit note for the proceeds to the customer, which shall act as an invoice for delivery of the item used as security and comply with the requirements of value-added tax law.

Termination

18.	Termination rights of the customer

(1)	Right of termination at any time

The customer may at any time, without notice, terminate the business relationship as a whole or individual business relationship (for example the cheque agreement) for which neither a term nor different termination arrangements have been agreed.

(2)	Termination on serious grounds

If the Bank and the customer have agreed on a term or different termination arrangements for a particular business relationship, such relationship may be terminated without notice only if there is a serious ground which makes it unreasonable for the customer to continue the business relationship, after giving due consideration to the legitimate concerns of the Bank.

(3)	Statutory rights of termination

Statutory rights of termination shall remain unaffected.

19.	Termination rights of the Bank

(1)	Termination with a period of notice

Upon observing an adequate notice period, the Bank may at any time terminate the business relationship as a whole or individual relationship for which neither a term nor different termination arrangements have been agreed (for example, the cheque agreement that authorises the use of cheque forms). In determining the period of notice, the Bank will take into account the legitimate concerns of the customer. The period of notice for termination of a payment services master agreement (for example a current account or card agreement) or of an agreement for the maintenance of a securities account shall be at least two months.

(2)	Termination of loans without a fixed term

Loans and loan commitments for which neither a fixed term nor different termination arrangements have been agreed may be terminated at any time by the Bank without notice. When exercising this right of termination, the Bank will give due consideration to the legitimate concerns of the customer.

If the German Civil Code (BGB) specifies special provisions for termination of a consumer loan agreement, the Bank can only terminate the agreement in accordance with said provisions.

(3)	Termination on serious grounds without notice

Termination of the business relationship as a whole or of individual business relationships without notice is permitted if there is a serious ground which makes it unreasonable for the Bank to continue the business relationship as a whole or individual relationship, giving due consideration to the legitimate concerns of the customer. A serious ground shall exist in particular if

– the customer has made incorrect statements as to his/her/its financial situation which were of significant importance for the Bank’s decision concerning the granting of loans or other transactions involving risks for the Bank (for example issue of a payment card) or

– if a substantial deterioration occurs or threatens to occur in the customer’s financial situation or in the value of security, jeopardising repayment of the loan or the discharge of another obligation towards the Bank, even when an existing item of security is realised or

– the customer fails to comply, within a reasonable period of time set by the Bank, with the obligation to provide or increase security in accordance with Section 13 Subsection 2 of these Terms of Conditions of Business or under any other agreement.

If the serious ground consists of breach of a contractual obligation, termination is only permissible after unsuccessful expiration of a grace period or after a failed reminder, unless this grace period can be waived due to the individual circumstances of the individual case (Section 323 (2) and (3) of the German Civil Code (BGB)).

(4)	Termination of consumer loan agreements due to default

If the German Civil Code (BGB) specifies special provisions on termination due to default on the repayment of a consumer loan, the Bank may only terminate the agreement pursuant to said provisions.

(5)	Settlement following termination

In the event of termination without notice, the Bank shall allow the customer an appropriate time for settlement (in particular for the repayment of any loan), unless it is necessary to attend immediately thereto (for example, return of the cheque forms if the check agreement is terminated).

Protection of deposits

20.	Deposit Protection Fund

(1)	Scope of protection

The Bank is a member of the Deposit Protection Fund of the National Association of German Banks (Bundesverband deutscher Banken e.V.). The Deposit Protection Fund guarantees all liabilities that have to be carried under the balance sheet item “Liabilities to customers”. This includes demand, term and savings deposits, including registered savings certificates. The protection limit per creditor is 30% of the liable equity of the Bank applicable to securing deposits up to 31 December 2014, 20% up to 31 December 2019, 15% up to 31 December 2024 and 8.75% as of 1 January 2025. The new security limits shall apply respectively as of the above key dates to deposits established or extended after 31 December 2011, regardless of the time when they were established. The old protection limits apply to deposits established before 31 December 2011 until the deposit is due or until the next possible date of termination. The Bank shall inform the customer of this protection limit upon request. It can also be viewed on the Internet at www.bankenverband.de. If the Bank is a branch of a bank from another European Economic Area country, the Deposit Protection Fund shall only provide compensation if and to the extent that credit balances exceed the protection limit covered by the home country’s deposit protection scheme. The level of coverage provided by the home country’s deposit protection scheme can be viewed on the Internet at the website of the relevant protection institution, the address of which shall be made available to the customer by the Bank upon request.

(2)	Exemptions from deposit protection

Claims in respect of which the Bank has issued bearer instruments, such as bearer debentures and bearer certificates of deposit, as well as liabilities to banks are not protected.

(3)	Additional application of the bylaws of the Deposit Protection Fund

Further details of the scope of protection are contained in Section 6 of the bylaws of the Deposit Protection Fund, which will be provided upon request

(4)	Transfer of claims

If the Deposit Protection Fund or an authorised representative of it makes payments to a customer, the respective amount of the customer’s claims against the Bank together with all subsidiary rights shall be transferred simultaneously to the Deposit Protection Fund.

(5)	Provision of information

The Bank is authorised to provide the Deposit Protection Fund or an authorised representative of it with all the information and documents required in this connection.

Ombudsman procedure

21.	Out-of-court arbitration of disputes

The consumer can appeal to the ombudsman of the private banks to settle disputes with the Bank. If the complaint relates to a dispute covered by payment services law (§§ 675c to 676c of the German Civil Code (BGB)), customers who are not consumers can also appeal to the ombudsman of the private banks. Further details are contained in the “Rules of Procedure for the Settlement of Customer Complaints in the German Banking Sector”, which are available on request or can be downloaded from www.bankenverband.de.

The complaint must be submitted in writing to the Customer Complaints Department at the National Association of German Banks: Bundesverband deutscher Banken e.V., PO Box 04 03 07, 10062 Berlin, Germany.

General Terms for Capital Investment Loans KfW8

– Contractual relationships between principal banker and ultimate borrower –

Capital investment loans provided by the KfW are subject to the following version of the General Terms for Capital Investment Loans which apply to contractual arrangements between the principal banker and the ultimate borrower (AB-EKN) up to and including item 13. ERP loans and loans which are refinanced or subsidised from public budgets shall also be subject to the special terms stated in item 14. Loans for which the principal banker is granted a liability discharge on the basis of a federal or state guarantee shall also be subject to the special terms stated in item 15.

1.	Application of funds

(1) The loan may only be used to finance the project for which the loan has been approved. The financial institution which concludes the loan agreement with the ultimate borrower (hereinafter referred to as the principal banker) shall be informed without delay if the investment project or its financing should change.

(2) Immediately after performance of the investment the ultimate borrower shall automatically submit evidence to the principal banker on how the loan funds have been used and on compliance with any attached conditions.

2.	Drawing on funds

(1) Drawings on loan funds – potentially in part amounts – from the principal banker may only then be made if these can be put to their specified purpose within a reasonable period of time. If it becomes apparent after disbursement has been made, that it will not be possible to make use of the funds in good time, the corresponding amounts shall be repaid to the principal banker without delay so that they may be returned to the KfW. The funds may be drawn on again if the preconditions referred to above are met. Sentences 2 and 3 of this paragraph shall not apply if the loan does not exceed an amount of 25,000 euros. Sentences 2 and 3 of this paragraph shall not apply to the last disbursement amount of the loan either if this amount does not exceed 25,000 euros. The principal banker shall be entitled to stipulate minimum loan call amounts.

(2) Natural persons who are commercial or freelance ultimate borrowers may only draw on the loan funds if they have submitted evidence to the principal banker of their authority to manage the business affairs and represent the company or law firm, practice or similar.

(3) If reasons apply which would justify termination of the loan agreement, the principal banker may turn down disbursement of the loan funds.

3.	Interest payment date

The agreed rate of interest shall be paid on the loan. Interest shall be calculated according to the German commercial interest method (30/360 method). Interest payments shall be due quarterly in arrears on March 31, June 30, September 30 and December 30 of each year, unless otherwise agreed in the loan agreement.

4.	Calculation of costs and expenses

The loan processing and administration costs incurred by the financial institution by which the loan is directly refinanced and by the principal banker shall be covered by the interest rate and the programme-specific handling fees paid by the KfW; this shall also include any costs relating to a change in ultimate borrower or change of bank. The principal banker shall be entitled to charge the following costs to the ultimate borrower separately to the extent that such costs are directly related to the granting of the loan, are concretely verifiable and can be specified to the ultimate borrower. Travel expenses for tours of plants or visits to companies incurred before loans are granted as well as costs incurred for the production of expert appraisals and the monitoring of transfer of title of ownership for security purposes, costs for the creation and entry of mortgages, costs for photocopies, postage and

[8]	Working translation only; the German version governs.

expenses undertaken by the principal banker and invoiced to the ultimate borrower. If the KfW does not arrange corresponding regulations then waiver fees, early repayment penalties or similar costs for this loan shall not be charged. Where such costs may be charged, they shall be charged by the principal banker.

5.	Repayment

(1) The repayment rates or equal periodic payments shall be due for payment on the dates specified in the loan agreement. If a deduction is made from the nominal loan amount upon disbursement, such deducted amount shall be a time independent fee charged by the KfW which shall not be repaid if the loan is repaid ahead of schedule.

(2) Unless otherwise explicitly agreed, loans which are 100% paid out may only be repaid to the principal banker ahead of schedule in combination with an early repayment penalty. Loans which are disbursed at less than 100% of their nominal value may be repaid to the principal banker in full or part ahead of schedule at any time during the first fixed-interest period subject to a period of notice of 10 bank working days. Statutory rights to terminate shall remain unaffected by the above provisions. An early repayment penalty may be charged by the principal banker to the extent permitted by law.

(3) Unless otherwise agreed with the ultimate borrower, unscheduled part repayments shall generally be credited to the repayment rates or equal periodic payments most recently due under the loan repayment schedule.

6.	Default

If the ultimate borrower defaults on his payment obligations, the principal banker shall be entitled to charge statutory interest on arrears.

7.	Collateralisation

(1) The principal banker shall be entitled to transfer to the KfW the receivables due from the ultimate borrower arising from the granting of the loan and the security provided. Even following assignment by way of security to the KfW the relevant receivables will be included under the collateral purpose agreed between the principal banker and the ultimate borrower. Collateral which is or will be provided by the ultimate borrower to the principal banker for a loan which is refinanced by the KfW serve – to the extent that a legally effective agreement on broad purpose has been made – to secure any loan receivables held by the principal banker against the ultimate borrower which have been or will be assigned to the KfW. This shall also apply if collateral is provided by a third party.

(2) The collateral agreed for this loan shall not be used primarily to secure other loans provided by the principal banker. Other collateral which is or will be provided by the ultimate borrower or a third party to the principal banker for loans which are not refinanced by the KfW serve – to the extent that a legally effective agreement on broad purpose has been made – to provide subordinate security for any loan receivables held by the principal banker against the ultimate borrower which have been or will be assigned to the KfW.

8.	Auditing rights

The KfW shall be entitled to carry out on-site inspections of the ultimate borrower’s business documents and accounts, to inform itself about the ultimate borrower’s financial position and about the use of the loan funds pursuant to item 1 para. 1. The KfW can arrange for these inspections to be performed by a third party appointed by it. Unless otherwise agreed, the costs of such inspections shall be paid by the ultimate borrower. The KfW will ensure that third parties commissioned by it shall also treat information with confidentiality.

9.	Duties to inform

The ultimate borrower shall inform the principal banker about any events of importance which may influence the funding aim or which might jeopardise the proper servicing of the loan. The principal banker shall be entitled to pass on the information to the KfW.

10.	Submission of annual financial statements

Unless otherwise agreed, the ultimate borrower shall submit its annual financial statements and requisite notes at the request of the principal banker or the KfW. If delays should occur in the preparation of the annual financial statements, the ultimate borrower shall first report its provisional figures.

11.	Termination for good cause

(1) The principal banker shall be entitled to terminate the entire loan or part of the loan immediately at any time for good cause, in particular if

a) the loan was acquired wrongfully or is not used according to its purpose or the ultimate borrower does not allow the use to which the funds have been put to be verified despite the setting of a deadline by the principal banker for this purpose.

b) the requirements for the granting of the loan have subsequently changed or no longer apply (e.g. disposal of the firm or parts of the firm, change in property or ownership relations).

c) the ultimate borrower gave wrong information about its financial position.

d) the ultimate borrower neglects any important duties assumed with the loan agreement.

e) a substantial deterioration occurs or is at risk of occurring in the financial position of the ultimate borrower or in the value of the collateral provided and the repayment of the loan, including the liquidation of collateral, is jeopardised as a result.

f) the scope of the overall spending estimated in the investment plan as well as the scope of the eligible costs is reduced or the share of public funding increases. If good causes consists in breach of contract, termination shall only be possible after fruitless expiry of a period of grace or after unsuccessful warning unless one of the reasons specified in Section 323 (2) of the German Civil Code (BGB) applies.

(2) In the event of part termination (reduction) and unless otherwise agreed with the ultimate borrower, the repaid amount shall in all cases be offset from the remaining repayment rates or equal periodic payments (in proportion to the remaining term of the loan).

12.	Provision of information

The principal banker shall be entitled to provide unlimited information to the KfW or to a third party commissioned by the KfW, to grant access to documents and to provide copies for documentation purposes. The provisions of this paragraph shall also apply if files are managed electronically.

13.	Limited validity

If the general terms and conditions of the principal banker clash with these General Terms, the latter shall have precedence.

14.	Special conditions for ERP loans and loans which are refinanced or subsidised from public funds

Unless stipulated otherwise in the loan agreement, ERP loans and loans which are refinanced or subsidised from public funds are also subject to the following special conditions:

(1) The loan may only be used in proportion with the other funds provided under the financing plan. Only if the latter are not yet available may loan funds also exceptionally be used at an earlier time. The loan may only be drawn on – where applicable in part amounts – if the amounts requested can be put to their stipulated purpose within 3 months. If it becomes apparent after disbursement has been made, that it will not be possible to make use of the funds in good time, the corresponding amounts shall be repaid to the principal banker without delay so that they may be returned to the KfW. The funds may be drawn on again if the preconditions referred to above are met. Sentences 1, 4 and 5 of this paragraph shall not apply if the loan does not exceed an amount of 25,000 euros. Sentences 1, 4 and 5 of this paragraph shall not apply to the last disbursement loan amount either if this amount does not exceed 25,000 euros.

(2) If the cost of specific positions is reduced by 20% or more, the funds saved may only be used to cover the increased costs of other eligible items with the prior agreement of the principal banker.

(3) Under Section 91 of the Federal Budget Code (BHO), the German Federal Court of Auditors is empowered to carry out inspections. The responsible Federal Government ministries or third parties commissioned by the same are also entitled to carry out inspections.

(4)	Interest premium

The agreed rate of interest increases from the day after which disbursement is made to 5 percentage points above the base rate pursuant to Section 247 of the German Civil Code (BGB) if and to the extent that

- the loan has been wrongfully acquired,

- the loan has not been used for the purpose for which it is intended,

- regardless of a period set by the principal banker the ultimate borrower has failed to enable performance of an inspection to ensure that the funds have been used for the purpose for which they were intended or

- the ultimate borrower does not use the funds within 3 months for the specified purpose and does not pay them back to the principal banker without delay.

If the requirements for the granting of the loan have subsequently changed or no longer apply, the rate of interest shall increase to 5 percentage points above the base rate pursuant to Section 247 of the German Civil Code (BGB) from the time at which such requirements change or cease to apply. If the rate of interest stated in the loan agreement is higher than the base rate plus 5 percentage points, the rate of interest stated in the loan agreement shall continue to apply.

15.	Special terms for loans for which the principal banker is granted a liability discharge on the basis of a federal or state guarantee

Under Section 91 of the Federal Budget Code (BHO), the German Federal Court of Auditors or, subject to state regulations, the respective state court of auditors, shall be authorised to audit loans for which the principal banker is granted a liability discharge on the basis of a federal or state guarantee. The responsible Federal Government ministries or third parties commissioned by the same are also entitled to carry out inspections.